Exhibit 12

RATIO OF EARNINGS TO FIXED CHARGES - REAL ESTATE TRUST ONLY

	For the Six Months Ended March 31,		For the Year Ended September 30,
(Dollars in thousands)	2005	2004	2004	2003	2002	2001	2000
FIXED CHARGES: (1)
Interest and debt expense	$25,604	$26,918	$60,478	$50,862	$51,061	$51,203	$47,149
Ground rent	—	—	—	—	—	—	—

Total fixed charges for ratio	$25,604	$26,918	$60,478	$50,862	$51,061	$51,203	$47,149

EARNINGS: (1)
Operating income (loss)	$(8,190)	$(10,164)	$(24,371)	$(14,893)	$(19,548)	$(667)	$(4,341)
Equity in earnings of unconsolidated entities	(3,785)	(3,661)	(7,788)	(7,248)	(8,811)	(7,169)	(7,291)
Distributions from unconsolidated entities	6,516	6,214	12,550	12,048	11,496	10,814	10,297
Capitalized interest	—	—	—	—	(287)	(569)	(1,175)

	(5,459)	(7,611)	(19,609)	(10,093)	(17,150)	2,409	(2,510)
Total fixed charges for ratio	25,604	26,918	60,478	50,862	51,061	51,203	47,149

Total earnings for ratio	$20,145	$19,307	$40,869	$40,769	$33,911	$53,612	$44,639

RATIO OF EARNINGS TO FIXED CHARGES	Less than 1	Less than 1	Less than 1	Less than 1	Less than 1	1.05 x	Less than 1

Excess (deficiency) of available earnings to fixed charges	$(5,459)	$(7,611)	$(19,609)	$(10,093)	$(17,150)	$2,409	$(2,510)

(1)	Includes Discontinued Real Estate Operations

RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

	For the Six Months Ended March 31,				For the Year Ended September 30,
(Dollars in thousands)	2005		2004		2004		2003		2002		2001		2000
FIXED CHARGES: (1)
Real estate
Interest and debt expense	$25,604		$26,918		$60,478		$50,862		$51,061		$51,203		$47,149
Ground rent	—		—		—		—		—		—		—

Total fixed charges for ratio - real estate	25,604		26,918		60,478		50,862		51,061		51,203		47,149
Banking
Preference security dividend requirements of consolidated subsidiary	7,692		20,297		27,989		15,000		15,000		15,000		15,000
Interest expense	87,510		87,177		163,022		205,479		273,186		422,744		394,400

Total fixed charges for ratio - total company	$120,806		$134,392		$251,489		$271,341		$339,247		$488,947		$456,549

EARNINGS: (1)
Operating income - total company	$132,423		$73,536		$206,844		$131,297		$84,034		$94,980		$69,805
Equity in earnings of unconsolidated entities	(3,785)		(3,661)		(7,788)		(7,248)		(8,811)		(7,169)		(7,291)
Distributions from unconsolidated entities	6,516		6,214		12,550		12,048		11,496		10,814		10,297
Capitalized interest	—		—		—		—		(287)		(569)		(1,175)
Preference security dividend requirements of consolidated subsidiary	(7,692)		(20,297)		(27,989)		(15,000)		(15,000)		(15,000)		(15,000)

	127,462		55,792		183,617		121,097		71,432		83,056		56,636
Total fixed charges for ratio - total company	120,806		134,392		251,489		271,341		339,247		488,947		456,549

Total earnings for ratio	$248,268		$190,184		$435,106		$392,438		$410,679		$572,003		$513,185

RATIO OF EARNINGS TO FIXED CHARGES	2.06	x	1.42	x	1.73	x	1.45	x	1.21	x	1.17	x	1.12	x

Excess of available earnings over fixed charges	$127,462		$55,792		$183,617		$121,097		$71,432		$83,056		$56,636

(1)	Includes Discontinued Real Estate Operations